Exhibit 2.4

EXHIBIT A

MANUFACTURED HOUSING PROPERTIES INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Manufactured Housing Properties Inc., a Nevada corporation (the “Company”), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the “NRS”), the board of directors of the Company (the “Board”) has adopted the following resolution creating the following series of the Company’s Series C Cumulative Redeemable Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Designation and Amount. The series of preferred stock shall be designated as Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and the number of shares so designated shall be Forty-Seven Thousand (47,000). Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to Section 78.1955 of the NRS, or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Series C Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of any then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Series C Preferred Stock, if any.

Section 2. Stated Value.

(a) Each share of Series C Preferred Stock shall have an initial stated value equal to $1,000 (the “Stated Value”), which Stated Value will automatically increase by ten percent (10%) on the fifth (5th) anniversary of the date on which the first share of Series C Preferred Stock was issued.

(b) If at any time after the date that this Certificate of Designation was initially filed with the Nevada Secretary of State the Company effects (i) a stock dividend payable in shares of Series C Preferred Stock, (ii) a subdivision of the outstanding Series C Preferred Stock into a greater number of shares of Series C Preferred Stock, or (iii) a combination of the outstanding shares of Series C Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series C Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(c) Upon any adjustment of the Stated Value of the Series C Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of shares of Series C Preferred Stock (the “Holders”), which notice shall state the new Stated Value resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 3. Ranking. As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series C Preferred Stock shall rank as follows: (a) senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other class of securities hereafter authorized that is specifically designated as junior to the Series C Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company (the “Junior Securities”); and (b) pari passu with the Company’s Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), the Company’s Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and any class or series of capital stock of the Company expressly designated as ranking on parity with the Series C Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4. Dividends.

(a) Holders shall be entitled to receive for each share of Series C Preferred Stock, and the Company shall pay in cash, subject to the provisions of the NRS and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or if such date is not a business day, then the next following business day), when and as declared by the Board (the “Preferred Dividends”). Preferred Dividends on shares of Series C Preferred Stock shall also be payable upon any redemption and upon the final distribution date relating to a Liquidation Event (as defined below).

(b) Preferred Dividends shall cease to accrue on shares of Series C Preferred Stock on the day immediately prior to any redemption and on the final distribution date relating to a Liquidation Event.

(c) Regular dividends shall be payable to the Holders, in accordance with the NRS, as of each regular record date that is the final business day of a calendar month that is also a day on which the Common Stock trades or is eligible for trading on the primary market for such stock. Notwithstanding the foregoing, Holders as of a regular record date must have held their Series C Preferred Stock for more than two business days (each of which must also have been a trading day on which the Common Stock traded or was eligible for trading on the primary market for such stock) in order to be eligible to receive a dividend payment on the next payment date. If the Common Stock no longer trades or is eligible for trading on a trading market, then the requirement in the prior two sentences that a business day shall be a “trading day” shall not apply.

(d) Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Series C Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends at the time such Preferred Dividends become payable or at any other time. Preferred Dividends shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

(e) No dividend shall be declared on any Junior Securities or Parity Securities in respect of any period, nor shall any Junior Securities or Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such Junior Securities or Parity Securities), unless all accrued and unpaid Preferred Dividends through the most recent payment date have been or contemporaneously are declared and paid on all then-outstanding shares of the Series C Preferred Stock; provided, however, that this restriction shall not apply to the repurchase by the Company of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the right or option to repurchase such shares upon the occurrence of certain events or otherwise, (ii) shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation for the Series A Preferred Stock, or terms superior to those contained within such Certificate of Designation from the Company’s perspective, or (iii) shares of Series B Preferred Stock pursuant to the terms of the Certificate of Designation for the Series B Preferred Stock, or terms superior to those contained within such Certificate of Designation from the Company’s perspective.

Section 5. Liquidation Preference.

(a) In the event of (i) the sale, conveyance, exchange or other disposition of all or substantially all of the assets of the Company, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization with any other entity in which the Company’s stockholders prior to any such transaction own less than a majority of the voting securities of the surviving entity (a “Change-in-Control Transaction”), or (iii) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event described in clause (i), (ii) and (iii), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company in the manner required by the NRS (the “Net Assets Available for Distribution”). Subject to the provisions of Section 5(d) below, each Holder shall be entitled to be paid out of the Net Assets Available for Distribution, before any payment or distribution is made to the holders of any Junior Securities, and on a pari passu basis with holders of any Parity Securities (if the Liquidation Event triggers a payment obligation on such classes), for each then-outstanding share of Series C Preferred Stock held by such Holder, an amount equal to the Stated Value, as adjusted, plus all accrued and unpaid Preferred Dividends thereon (the “Liquidation Amount”). Notwithstanding the foregoing, a transaction shall not constitute a Liquidation Event if the Board shall have approved such transaction and the sole purpose of the transaction is to change the jurisdiction in which the Company is incorporated or create a holding company with substantially similar series and classes of capital shares, each having substantially the same terms as those that existed immediately prior to the transaction and owned in the same proportions by the persons or entities who held the Company’s securities immediately prior to such transaction. The Holders of a majority of the then issued and outstanding shares of Series C Preferred Stock (the “Requisite Holders”) may vote to determine whether a transaction which otherwise constitutes a Liquidation Event shall be deemed not to be a Liquidation Event for purposes of this Section 5(a).

(b) If the amount of the Net Assets Available for Distribution is insufficient to pay the full Liquidation Amount, then such Net Assets Available for Distribution shall be distributed ratably to the Holders in proportion to the respective amounts to which such Holders would otherwise be entitled.

(c) If any distribution contemplated in this Section 5 is payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board.

(d) In connection with the occurrence of a Change-in-Control Transaction, the Requisite Holders may vote to receive, in lieu of cash in an amount per share equal to the Liquidation Amount, securities of the successor or purchasing corporation having the same or substantially identical rights, preferences and privileges as the Series C Preferred Stock held immediately prior to such Change-in-Control Transaction.

Section 6. Voting Rights. Except as otherwise set forth herein or as required by law, Holders shall not be entitled to vote on any matter on account of their Series C Preferred Stock. If the NRS requires the vote of the Holders, voting as a separate class, to authorize an action of the Company, then the affirmative vote of the Requisite Holders shall constitute the approval of such action by the class, unless the NRS requires a different threshold, in which case such different threshold shall apply.

Section 7. Certain Notices. The Company will provide the Holders with prior written notice of any meeting of the stockholders of the Company and written notice of any action taken by the stockholders of the Company without a meeting. The Company will also provide the Holders with at least 20 days’ written notice prior to the consummation of any transaction described in Section 5(a), clauses (i) or (ii), constituting a Liquidation Event.

Section 8. Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of Requisite Holders, voting together as a single class, given in writing or by a vote at a meeting, shall be required for the Company to:

(a) amend or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series C Preferred Stock designated for issuance hereunder, as contemplated in Section 1 above);

(b) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation of the Company that are superior to the Series C Preferred Stock; or

(c) amend the articles of incorporation of the Company in a manner that adversely and materially affects the rights of the Series C Preferred Stock.

Section 9. Redemption and Repurchase.

(a) Redemption Request by a Holder.

(i) Once per calendar quarter, a Holder may request that the Company redeem that holder’s Series C Preferred Stock. The Board may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of the Company to effectuate cash redemptions at a given time because the Company does not have sufficient cash, including because the Board believes that cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding shares of Series C Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis.

(ii) Upon receipt of a written notice from a Holder requesting that the Company redeem such Holder’s share(s) (the “Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Series C Preferred Stock at a price per share equal to the Stated Value plus an amount equal to all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the redemption date (the “Redemption Price”), subject, however, to the applicable redemption fee specified below:

(A) if the Holder Redemption Notice is given prior to or on the first (1st) anniversary of the issuance of such Series C Preferred Stock to such Holder, then a 11% redemption fee shall apply;

(B) if the Holder Redemption Notice is given after the first (1st) anniversary of the issuance of such Series C Preferred Stock to such Holder and prior to or on the second (2nd) anniversary of the issuance of such Series C Preferred Stock to such Holder, then an 8% redemption fee shall apply;

(C) if the Holder Redemption Notice is given after the second (2nd) anniversary of the issuance of such Series C Preferred Stock to such Holder and prior to or on the third (3rd) anniversary of the issuance of such Series C Preferred Stock to such Holder, then a 5% redemption fee shall apply; and

(D) if the Holder Redemption Notice is given after the third (3rd) anniversary of the issuance of such Series C Preferred Stock to such Holder, then no redemption fee shall apply.

(iii) Within thirty (30) days after the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Series C Preferred Stock sought to be redeemed pursuant to the Holder Redemption Notice will be repurchased by the Company (which the Company shall determine in its discretion) (the “Company Redemption Response”). If all or any portion of such Series C Preferred Stock is to be repurchased by the Company, then the Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “Redemption Date”), which date shall be no more than sixty (60) days after the giving of the Holder Redemption Notice, and the Company Redemption Response shall include the stock power, if required, described in paragraph (iv) below.

(iv) On any Redemption Date and in accordance with this Section 9(a), the Company will, to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under the NRS and such payment is further permitted under the Company’s articles of incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such Holder of the applicable items described in paragraph (v) below, redeem the shares specified in the Company Redemption Response by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the applicable Redemption Price.

(v) On or before a Redemption Date, the applicable Holder shall deliver to the Company a stock power duly executed (in the form provided by the Company together with the Company Redemption Response).

(vi) From and after the Redemption Date, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price (which right shall be contingent upon the Holder delivering the stock power required under paragraph (v) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (v) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(vii) If, on any Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in its articles of incorporation (including all related certificates of designation), to redeem shares of Series C Preferred Stock, or (B) cannot redeem shares of Series C Preferred Stock without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied based on the order in which any Holder Redemption Notices shall have been received by the Company (i.e., first come, first served).

(b) Redemption at the Option of the Company.

(i) The Company shall have the right (but not the obligation) to redeem shares of Series C Preferred Stock at a price per share equal to Redemption Price; provided, however, that if the Company redeems any shares of Series C Preferred Stock prior to the fifth-year anniversary of their issuance, then the Redemption Price shall include a premium equal to ten percent (10%) of the Stated Value. To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Series C Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”); provided, however, that if the Company elects to redeem less than all of the Series C Preferred Stock, it shall do so ratably among all Holders.

(ii) On the Company Redemption Date and in accordance with this Section 9(b), the Company will, at its option (to the extent it may then lawfully do so under the NRS, and for so long as (A) a redemption is permitted under the Company’s articles of incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii) On or before the Company Redemption Date, each Holder whose shares are being redeemed under this Section 9(b) shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Company Redemption Notice).

(iv) From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(c) Repurchase in the Event of Death, Disability or Bankruptcy.

(i) Subject to the terms of this Section 9(c), within sixty (60) days of the death, Total Permanent Disability or Bankruptcy (as each such term is defined in paragraph (iv) below) of a Holder or Beneficial Holder (as defined below) (a “Holder Repurchase Event”), the estate of such Holder or Beneficial Holder (in the event of death) or such Holder or Beneficial Holder or his or her legal representative (in the event of Total Permanent Disability or Bankruptcy) may request that the Company repurchase, in whole but not in part, without penalty, the Series C Preferred Stock held by such Holder (including Series C Preferred Stock of the Holder held in his or her individual retirement accounts) or Beneficial Holder by delivering to the Company a written request for repurchase (a “Repurchase Request”). Any such Repurchase Request shall identify the applicable Holder Repurchase Event. If Series C Preferred Stock is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (A) the surviving Holder (or Beneficial Holder) upon the occurrence of a Holder Repurchase Event arising by virtue of a death, or (B) the disabled or bankrupt Holder or Beneficial Holder (or his or her legal representative) upon the occurrence of a Holder Repurchase Event arising by virtue of a Total Permanent Disability or Bankruptcy. If Series C Preferred Stock is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), then none of such co-Holders shall have the right to make a Repurchase Request unless a Holder Repurchase Event has occurred for each such co-Holder. A Holder that is not an individual natural person does not have the right to make a Repurchase Request.

(ii) Upon receipt of a Repurchase Request, the Company shall designate a date for the repurchase of Series C Preferred Stock (the “Repurchase Date”), which date shall not be later than the sixtieth (60th) day after the Company is provided with facts or certifications establishing, to the reasonable satisfaction of the Company, the occurrence of the Holder Repurchase Event. On the Repurchase Date, the Company shall, to the extent that it may then lawfully do so under the NRS and such payment is further permitted under its articles of incorporation (including related certificates of designation) and any Borrowing Agreements, pay the Holder or Beneficial Holder, or the estate of the Holder or Beneficial Holder, an amount per share equal to the Stated Value plus all accrued and unpaid Preferred Dividends thereon (whether or not declared), up to but not including the Repurchase Date (the “Repurchase Price”).

(iii) From and after the Repurchase Date, (A) the shares being repurchased pursuant to the Repurchase Request shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of the Holder with respect to the shares being repurchased shall cease and terminate, excepting only the right to receive the Repurchase Price with respect to such shares (which right shall be contingent upon the Holder delivering a stock power relating to the shares to be repurchased); provided, however, that if as of the close of business on the Repurchase Date the Company has not paid the Repurchase Price (other than any case in which the Repurchase Price has not been paid due to a failure by the Holder to deliver a required stock power), then the shares to be repurchased shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

(iv) For purposes of this Section 9(c):

(A) “Bankruptcy” means, with respect to a Beneficial Holder or Holder who is an individual natural person, the (1) commencement of a voluntary bankruptcy case by that Beneficial Holder or Holder; (2) consent to the entry of an order for relief against such Beneficial Holder or Holder in an involuntary bankruptcy case; or (3) consent to the appointment of a custodian of such Beneficial Holder or Holder or for all or substantially all of such person’s property;

(B) “Beneficial Holder” means an individual natural person that holds a beneficial interest in Series C Preferred Stock through a custodian or nominee, including a broker-dealer; and

(C) “Total Permanent Disability” means, with respect to a Beneficial Holder or Holder who is an individual natural person, a determination by a physician approved by the Company that such person, who was gainfully employed and working at least forty (40) hours per week as of the date on which Series C Preferred Stock was purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months.

(d) Mandatory Redemption by the Company.

(i) The Company shall redeem all outstanding shares of Series C Preferred Stock at a price per share equal to Redemption Price on the tenth (10th) anniversary of the first date that a share of Series C Preferred Stock was issued (the “Mandatory Redemption Date”). The Company shall deliver written notice to each Holder within sixty (60) days of the Mandatory Redemption Date indicating that all of the Series C Preferred Stock will be redeemed (the “Company Mandatory Redemption Notice”) on the Mandatory Redemption Date.

(ii) On the Mandatory Redemption Date and in accordance with this Section 9(d), the Company will (to the extent it may then lawfully do so under the NRS, and for so long as (A) a redemption is permitted under the Company’s articles of incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem all of the then outstanding Series C Preferred Stock by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii) On or before the Mandatory Redemption Date, each Holder shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Mandatory Redemption Notice).

(iv) From and after the Mandatory Redemption Date, (A) all shares of Series C Preferred Stock shall be cancelled on the books and records of the Company, (B) the right to receive Preferred Dividends thereon shall cease to accrue, and (C) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares (which right shall be contingent upon the Holder delivering the stock power required under paragraph (iii) above); provided, however, that if as of the close of business on the Mandatory Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required under paragraph (iii) above), then the shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue.

Section 10. No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series C Preferred Stock.

Section 11. Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of certificates, if any, representing shares of Series C Preferred Stock, and receipt of indemnity or security reasonably satisfactory to the Company (or in the case of mutilation, upon surrender and cancellation of the mutilated certificate), the Company shall cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated certificate, a new certificate of like tenor.

Section 12. Holder of Record Deemed Absolute Owner. The Company may deem the Holder in whose name shares of Series C Preferred Stock is registered upon the books and records of the Company to be, and may treat such Holder as, the absolute owner of the Series C Preferred Stock for the purpose of paying Preferred Dividends, paying the Redemption Price, paying the Repurchase Price, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Series C Preferred Stock to the extent of the sum or sums so paid.

Section 13. Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered in person, by overnight courier, by first-class mail (registered or certified, return-receipt requested), by facsimile or by email, in each case to the other’s address as provided below:

If to the Company:             Manufactured Housing Properties Inc.

136 Main Street

Pineville, NC 28134

Attention: Chief Financial Officer

Email: michael@mhproperties.com

Facsimile: [*]

If to a Holder:                    such Holder’s address as shown on the books and records of the Company or a more recent address that such Holder may have provided in writing to the Company.

If given in person, notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be (a) the date of the written receipt if delivered via overnight courier, (b) three days after the date on which the notice is mailed by first-class mail (registered or return-receipt requested), (c) the date on which the notice is transmitted by confirmed facsimile, or (d) the day after the notice is sent electronically to the email address on record (without receipt of any failure notice).

Section 14. Reacquired Shares. If any Series C Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, then those shares shall be cancelled, and upon such cancellation shall be returned to the pool of authorized but undesignated and unissued shares of preferred stock of the Company, and thereafter may be reissued as part of a new series of preferred stock of the Company to be created by resolution of the Board as permitted by the NRS and the Company’s articles of incorporation.

Section 15. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

* * * * * * *

11